Exhibit 15.3

April 30, 2015

Securities and Exchange Commission

100 F Street, N.E. Washington, D.C.

20549-7561

Dear Sirs/Madams:

We have read Item 16F of China Zenix Auto International Limited’s Form 20-F dated April 30, 2015, and have the following comments:

1. We agree with the statements made in paragraph 1 to 4 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2. We have no basis on which to agree or disagree with the statements made in the paragraph 5 of Item 16F.

Yours truly,

/s/ Deloitte Touche Tohmatsu